[STAMP]


                            ARTICLES OF INCORPORATION
                   CONDO MANAGEMENT INC., A CLOSE CORPORATION


KNOW ALL MEN BY THESE PRESENTS:

                                       I.

     The name of the corporation, which is hereinafter referred to as "the corporation," shall be "Condo Management Inc.," a close corporation and shall have less than thirty (30) stockholders and will be subject to NRS 78A.020.

                                       II.

     The resident agent is: Michael J. Daniels, 537 E. Sahara, Suite 200, Las Vegas, NV 81904.

                                      III.

     The nature of the business of the proposed corporation will be to conduct lawful real estate management and to engage in any lawful activity, permitted by the laws of the State of Nevada, and desirable to support the continued existence of the corporation.

                                       IV.

     The total authorized capital stock of the corporation will be Twenty-five thousand dollars ($25,000.00). This will consist of twenty-five thousand (25,000) shares of One Dollar ($1.00) par value common stock. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.


                                       V.

     The governing board of this corporation shall be known as directors, and shall be styled directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than one (1) director. The names and addresses of the first directors are as follows:

     Kim Hopkins, 4616 W. Sahara Avenue, #331, Las Vegas, NV 89102.


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                                       VI.

     The capital stock, after par value has been paid, will be subject to assessment to pay debts of the corporation and paid up stock and stock issued as fully paid shall be assessable or assessed.

                                      VII.

     The name and address of the original incorporators are:

     Kim Hopkins, 4616 W. Sahara Avenue, #331, Las Vegas, NV 89102.

                                      VII.

     The corporation shall have perpetual existence according to NRS 78.035.

     The undersigned, being the original incorporators hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the general corporation law of the State of Nevada, do make and file this certificate, hereby declaring and certifying that the facts hereinabove stated are true, and accordingly have hereunto set her hand this 22nd day of May 1992.

                                                          /s/ Kim R. Hopkins
                                                          ------------------
                                                          Kim Hopkins

STATE OF NEW JERSEY)
                   ) ss.
COUNTY OF UNION    )

     On this 22nd day of May, 1992 personally appeared before me, a Notary Public in and for said County of Union, State of New Jersey, Kim Hopkins, who proved to be the person signing these Articles of Incorporation and who acknowledged that she executed the above instrument freely and voluntarily for the uses and purposes therein mentioned.


/s/ Eleanor E. McGann
---------------------
NOTARY PUBLIC, In and for said
County and State.

[NOTARY PUBLIC STAMP]


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